Exhibit 4.2

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT is made as of the 30th day of May, 2013, by and among AltheaDx, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Common Stock listed on Exhibit A hereto (each a “Common Holder,” and, collectively, the “Common Holders”) and the purchasers of the Company’s Series A Preferred Stock and Series B Preferred Stock (collectively, the “Preferred Stock”) listed on Exhibit B hereto (each such party, an “Investor,” and, collectively, the “Investors”).

RECITALS

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock;

WHEREAS, certain of the Investors are purchasing shares of the Company’s Series B Preferred Stock pursuant to that certain Series B Preferred Stock Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”) of even date herewith (the “Financing”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, the Prior Investors and the Company are parties to an Investors’ Rights Agreement dated August 13, 2009 (the “Prior Agreement”);

WHEREAS, certain of the parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement and the undersigned parties include (i) the Company, (ii) the holders of at least fifty percent (50%) of the outstanding Registrable Securities (as that term is defined in the Prior Agreement); and

WHEREAS, in connection with the consummation of the Financing, the parties desire to enter into this Agreement in order to grant the rights to the Investors as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Registration Rights.

1.1. Definitions.

For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended, including all regulations and rules issued by the SEC thereunder.

(b) The term “Demand Registrable Securities” means (i) Common Stock issued upon conversion of the Preferred Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i) above of this paragraph (b), excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person’s rights under this Section 1 are not assigned.

(c) The term “Employee Registrable Securities” means (i) Common Stock issued to Common Holders and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i) above of this paragraph (c), excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person’s rights under this Section 1 are not assigned.

(d) The term “Form S-3” means such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(f) The term “IPO” shall mean the closing of the Company’s first firm commitment, underwritten public offering registered under the Act.

(g) The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, including all regulations and rules issued by the SEC thereunder.

(h) The term “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i) The term “Registrable Securities” means (i) Demand Registrable Securities and (ii) Employee Registrable Securities.

(j) The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock that are Registrable Securities and (i) are then issued and outstanding or (ii) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

(k) The term “SEC” shall mean the Securities and Exchange Commission.

1.2. Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) three (3) years from the date hereof and (ii) six (6) months after the effective date of the first registration statement for a firm commitment underwritten public offering of the Company’s Common Stock (other than (i) a registration relating solely to the sale of securities to participants in a Company compensatory stock plan or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered or an SEC Rule 145 transaction) the following: (i) one written request from the Holders of at least fifty-one percent (51%) of the Demand Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities then held by such Holders where the aggregate gross proceeds from the offering exceed Five Million Dollars ($7,500,000) or (ii) subsequent to the request in (i), one written request from the Holders of at least twenty-five percent (25%) of the Demand Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities then held by such Holders where the aggregate gross proceeds from the offering exceed Seven Million Five Hundred Thousand Dollars ($7,500,000), then the Company shall:

(i) within ten (10) business days of the receipt thereof, give written notice of such request to all Holders; and

(ii) use its best efforts to effect as soon as practicable, and in any event within one hundred twenty (120) days of receipt of such request, the registration under the Act of all Registrable Securities that the Holders request to be registered, subject to the limitations of subsection 1.2(b).

(b) If the Holders initiating the registration request hereunder (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwritten offering, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to the Initiating Holders holding at least a majority of the Registrable Securities subject to such request. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwritten offering. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be sold in the underwritten offering, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be sold in the underwritten offering pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwritten offering shall be allocated in the following manner: (i) first, among the Holders of Demand Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Demand Registrable Securities owned by each Holder and (ii) second, among the Holders of Employee Registrable Securities in proportion (as nearly as practicable) to the amount of Employee Registrable Securities owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwritten offering shall not be reduced unless all other securities are first entirely excluded from the underwritten offering.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by an officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any one twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days (or one hundred and eighty (180) days in the case of the Company’s IPO) after the effective date of a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

1.3. Company Registration.

If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with a public offering of such securities solely for cash (other than (i) a registration relating solely to the sale of securities to participants in a Company compensatory stock plan; (ii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered or an SEC Rule 145 transaction), then the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) business days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4. Obligations of the Company.

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to one hundred eighty (180) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter or underwriters of such offering. Each Holder participating in such underwritten offering shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereto to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.5. Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required under the Act in connection with the registration of the sale of such Holder’s Registrable Securities.

1.6. Expenses of Demand Registration.

All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees and fees and disbursements of counsel for the Company shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not be deemed to have exercised their demand rights pursuant to Section 1.2. The Company shall pay up to Fifty Thousand Dollars ($50,000) for the reasonable fees and expenses of one counsel for the Holders in any demand rights registration.

1.7. Expenses of Company Registration.

The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, and printers and accounting fees relating or apportionable thereto selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities. The Company shall pay up to Fifty Thousand Dollars ($50,000) for the reasonable fees and expenses of one counsel for the Holders in any piggy-back rights registration.

1.8. Underwriting Requirements.

If a registration statement for which the Company gives notice pursuant to Section 1.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any Holder’s Registrable Securities to be included in a registration pursuant to Section 1.3 shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwritten offering. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based upon the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above in this Section 1.8 shall be restricted so that: (i) the number of Registrable Securities included in any such registration is not reduced below thirty-five percent (35%) of all the shares included in the registration, except for a registration relating to the Company’s IPO, from which all Registrable Securities may be excluded if the underwriters make the determination described above and (ii) all shares held by securityholders that are not Registrable Securities shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwritten offering, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least twenty (20) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be excluded and withdrawn from the registration. For any Holder that is a partnership, corporation or limited liability company, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, stockholders, members, retired members and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

1.9. Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10. Indemnification.

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) The Company will indemnify and hold harmless each Holder, the partners, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) Each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the

1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred, as incurred, by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if (i) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding or (ii) the indemnifying party shall not have employed counsel to assume the defense of such action within a reasonable time after the commencement thereof. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this subsection 1.10(d) exceed the gross proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11. Reports Under Securities Exchange Act of 1934.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request: (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed with the SEC by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.12. Form S-3 Registration.

In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than One Million Dollars ($1,000,000); (3) if the Company shall furnish to the Holders a certificate signed by an officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any one twelve month period; (4) if the Company has, within the six (6) month period immediately preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.12; (5) if the Company has effected an aggregate of six (6) registrations on Form S-3 for the Holders pursuant to this Section 1.12; or (6) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file on Form S-3 a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the fees and disbursements of counsel for the Company, but excluding any underwriters’ discounts or commissions and expenses referred to in Section 1.6 shall be borne by the Company. The Company shall pay up to Fifty Thousand Dollars ($50,000) for the reasonable fees and expenses of one counsel for the Holders in any Form S-3 registration. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.13. Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below; and (c) the transfer involves a transfer of at least 100,000 shares of Preferred Stock (as appropriately adjusted for stock splits, stock dividends, recapitalizations, reclassifications, combinations and the like) then outstanding or is to an affiliate or constituent partners, members, retired partners, retired members or stockholders of the transferor or to a family member or trust for the benefit of a Holder in any case who agree to act through a single representative.

1.14. Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least fifty percent (50%) of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration statement filed under Section 1 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to otherwise include such securities in any registration statement of the Company.

1.15. “Market Stand-Off” Agreement.

Each Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act in connection with the Company’s IPO, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

(a) all then executive officers and directors of the Company and all stockholders of the Company holding more than one percent (1%) of the Company’s actually outstanding voting securities enter into similar agreements; and

(b) such market stand-off time period shall not exceed one hundred eighty (180) days (or such other period, not exceed thirty (30) days after the expiration of the market stand-off period, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction.

1.16. Termination of Registration Rights.

No Holder shall be entitled to exercise any right provided for in this Section 1 after the earliest to occur of: (i) five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the IPO or (ii) such time as Rule 144 or another similar exemption under the Act is available for the sale of all of such Holder’s shares during a three (3)-month period without registration provided that the Holder owns less than one percent (1%) of the then outstanding Common Stock (on an as-if-converted basis) of the Company.

2. Covenants of the Company.

2.1. Delivery of Financial Statements.

The Company shall deliver to each Investor, for so long as such Investor holds (together with its affiliates) at least Two Hundred Fifty Thousand (250,000) shares of Preferred Stock or Common Stock issuable upon conversion thereof (as appropriately adjusted for stock splits, stock dividends, combinations, reclassifications, combinations and the like):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, a statement of stockholder’s equity as of the end of such year and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and audited and certified by independent public accountants of nationally recognized standing selected by the Company and (ii) a detailed capitalization table of the Company as of the last day of such fiscal year;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (i) an unaudited income statement and an unaudited balance sheet as of the end of such fiscal quarter, such unaudited financial statements to be accompanied by an instrument executed by the Chief Financial Officer or Chief Executive Officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment and (ii) a detailed capitalization table of the Company as of the last day of such quarter;

(c) as soon as practicable, but in any event within twenty-five (25) days of the end of each month, unaudited consolidated financial statements for and as of the end of such month;

(d) as soon as practicable, but in any event within thirty (30) days prior to the end of each fiscal year (or such later date as approved by the Board of Directors), the Company’s annual operating budget and strategic plan for the next immediate fiscal year; and

(e) all documentation reasonably required to ensure an Investor’s ongoing compliance with rules and regulations of the Small Business Administration governing Small Business Investment Company investments.

2.2. Inspection Rights.

For so long as any Investor (together with its affiliates) holds at least Two Hundred Fifty Thousand (250,000) shares of Preferred Stock or Common Stock issuable upon conversion thereof (as appropriately adjusted for stock splits, stock dividends, combinations, reclassifications, combinations and the like), the Company shall permit such Investor or its transferees (as permitted pursuant to Section 1.13 hereof), at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor; provided, however, that the Company shall not be obligated under this Section 2.2 to provide information that it deems in good faith to be a trade secret or similar confidential or proprietary information.

2.3. Confidentiality of Records.

(a) No Holder shall use Confidential Information (as hereinafter defined) of the Company for its own use or for any purpose except to evaluate and enforce its equity investment in the Company. Except as permitted under subsection (b) below, each Holder agrees to use its best efforts not to disclose such Confidential Information to any third parties. Each Holder shall undertake to treat such Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature and agrees that it shall protect the confidentiality of, and use reasonable best efforts to prevent disclosure of, the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons. Each transferee of any Holder who receives Confidential Information shall be bound by such provisions. For purposes of this Section, “Confidential Information” means any proprietary, technical or valuable information of or regarding the Company or its subsidiaries and their respective businesses disclosed by the Company in satisfaction of the information rights of an Investor under Sections 2.1 and 2.2 of this Agreement, including, without limitation, trade secrets, data or know-how, including, but not limited to, the Company’s patent applications, test or clinical data, licenses, research, products, services, development, inventions, consultants’ or advisors’ identities, samples, processes, designs, engineering, marketing, finances, business plans or strategies, employees or business partners, whether disclosed directly or indirectly in writing, orally, by drawings or inspection of samples, electronically or otherwise.

(b) Confidential Information does not include information, technical data or know-how that: (i) is rightfully in the Holder’s possession at the time of disclosure as shown by the Holder’s files and records immediately prior to the time of disclosure or that is developed by the Holder or its agents independently of and without reference to any Confidential Information; (ii) before or after it has been disclosed to the Holder, is or becomes part of the public knowledge or literature, not as a result of any action or inaction of the Holder; (iii) is approved for release by written authorization of the Company; or (iv) is rightfully disclosed to the Holder by a third party that is not bound by obligations of confidentiality. The provisions of this Section 2.3 shall not apply: (i) to the extent that a Holder is required to disclose Confidential Information pursuant to any law, statute, rule or regulation or any order of any court or jurisdiction process or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority, provided that, if reasonably practicable, such Holder shall provide the Company with prior written notice and an opportunity to seek a protective order and in any event the Holder discloses only that portion of the information that it reasonably believes it is legally required to disclose; (ii) to the disclosure of Confidential Information to a Holder’s officers, employees, agents, directors, partners, limited partners, members, affiliates, counsel, accountants or other professional advisors, parent or subsidiaries on a need-to-know basis or in order to allow the Holder to comply with its obligations and arrangements with such persons or entities and who agree to be bound by the provisions of this Agreement; or (iii) to the disclosure of Confidential Information to a prospective transferee of securities that agrees to be bound by the provisions of this Section in connection with the receipt of such Confidential Information.

2.4. Stock Issuances to Employees, Directors and Consultants. Unless the Board of Directors of the Company approves otherwise, the Company hereby covenants that all stock, stock equivalents and options issued after the date hereof to employees, directors, consultants and other service providers of the Company shall be subject to vesting in accordance with the following vesting schedule: twenty-five percent (25%) of the shares to vest at the expiration of one (1) year from the date the optionee commences service with the Company if the optionee is then in the service of the Company and the remaining seventy-five percent (75%) of the shares to vest each succeeding month in a series of thirty-six (36) successive monthly installments upon the completion by the employee, director, consultant or service provider of such respective month of service measured from the date on which the first twenty-five percent (25%) of the shares vested.

2.5. Preemptive Right.

(a) For purposes of this Section 2.5, the term “Equity Securities” shall mean any securities having voting rights in the election of the Board of Directors or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

(b) If the Company shall issue any Equity Securities, it shall offer to sell to each Investor holding at least One Hundred Thousand (100,000) shares (as adjusted for stock splits, dividends and the like) of Preferred Stock and/or Common Stock issuable upon conversion of Preferred Stock (each a “Major Holder,” and, collectively, the “Major Holders”) a Ratable Portion of such Equity Securities on the same terms and conditions and at the lowest price as such Equity Securities are issued to any person. As used herein, “Ratable Portion” shall mean a fraction, the numerator of which shall be the number of shares of Common Stock issued or issuable upon conversion of Preferred Stock held by the Major Holder and the denominator of which shall be the total number of shares of Common Stock then outstanding (assuming full conversion of all convertible securities).

(c) The Company shall give written notice of the proposed issuance of Equity Securities to each Major Holder not later than twenty (20) days prior to issuance. Such notice shall contain all material terms and conditions of the issuance and of the Equity Securities. Each Major Holder may elect to exercise all or any portion of its rights under this Section 2.5 by giving written notice to the Company within fifteen (15) days of the Company’s notice. If the consideration paid by others for the Equity Securities is not cash, the value of the consideration shall be determined in good faith by the Company’s Board of Directors, and any electing Major Holder that cannot for any reason pay for the Equity Securities in the form of non-cash consideration may pay the cash equivalent thereof, as determined by the Board of Directors. All payments shall be delivered by electing Major Holders to the Company not later than the date specified by the Company in its notice, but in no event earlier than twenty (20) days after the Company’s notice. Each Major Holder shall have a right of overallotment such that, if any other Major Holder fails to exercise the right to purchase its full Ratable Portion of the Equity Securities, the other participating Major Holders may, before the date ten (10) days following the expiration of the fifteen (15) day period, set forth above, exercise an additional right to purchase, on a pro rata basis, the Equity Securities not previously purchased by so notifying the Company, in writing, within such ten (10) day period. Each Major Holder shall be entitled to apportion Equity Securities to be purchased among its partners, members and affiliates, provided that such Major Holder notifies the Company of such allocation. The portion of the Equity Securities that is not purchased by the Major Holders may be offered to other non-Major Holders on terms no less favorable to the Company for a period of one hundred twenty (120) days thereafter.

(d) Notwithstanding any other provision of this Section 2.5, the provisions of this Section 2.5 shall not apply to: (i) issuances of shares of Common Stock (and/or options, warrants or rights therefor) that may be granted or issued to employees, officers, directors, contractors, consultants or advisors of the Company (or any subsidiary) pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements, as approved by a majority of the Company’s Board of Directors; (ii) issuances of capital stock pursuant to the Company’s first firmly underwritten public offering registered under the Act; (iii) issuances of Common Stock upon conversion of the Preferred Stock of the Company; (iv) issuances of shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued to parties that are (x) strategic partners investing in connection with a commercial relationship with the Company or (y) providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, under arrangements, in each case approved by the Company’s Board of Directors; (v) issuances of Equity Securities as a dividend or distribution upon all shares in a class or series on a pro rata basis; (vi) issuances of Equity Securities issued upon the exercise, exchange or conversion of securities outstanding as of the date hereof; (vii) shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity, provided that such transaction or series of transactions has been approved by the Company’s Board of Directors; (viii) shares of Common Stock or Equity Securities issued pursuant to that certain Series B Preferred Stock Purchase Agreement by and among the Company and the parties listed on Exhibit A thereto dated on or about the date hereof; and (ix) shares of Common Stock or Equity Securities issued pursuant to that certain Agreement and Plan of Merger and Reorganization by and among the Company, IDGenetix, Inc. (“IDGenetix”), Project Guardian Acquisition Corp., certain stockholders of IDGenetix and the Stockholders’ Representative (as defined therein) dated on or about the date hereof.

2.6. Reimbursement of Expenses. The Company shall reimburse the non-employee directors and observers of the Company for reasonable travel and other customary expenses incurred in connection with attendance at board meetings (or committees thereof) and other meetings or events attended on behalf of the Company.

2.7. Employee Confidentiality and Inventions Assignment Agreements. Each person employed by the Company in a technical or management position shall, as a condition to the commencement and continuation of their employment with the Company, execute a proprietary information agreement in a form satisfactory to the Company’s Board of Directors.

2.8. Preservation of Qualified Small Business Stock Status.

For so long as any of the shares of Preferred Stock are held by an Investor (or a transferee in whose hands such shares are eligible to qualify as “Qualified Small Business Stock” as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Company will use its reasonable efforts to comply with the reporting and recordkeeping requirements of Section 1202 of the Code, any regulations promulgated thereunder and any similar state laws and regulations.

2.9. Board Meetings. Unless otherwise unanimously determined by the Company’s Board of Directors, meetings of the Board of Directors of the Company shall be held at least once each calendar quarter.

2.10. Directors’ and Officers’ Insurance. The Company shall use commercially reasonable efforts to maintain adequate insurance covering its officers and directors from claims arising from actions taken in good faith on behalf of the Company, provided that such insurance is available on commercially reasonable terms as determined by the Board of Directors of the Company.

2.11. Key-Man Insurance. The Company’s Board of Directors shall evaluate the cost and benefit of obtaining from financially sound and reputable insurers key-man insurance on the lives of individuals named by the Board of Directors. Any such policies shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors, unless the applicable person covered by any such policy is no longer employed by the Company.

2.12. Termination of Covenants.

The covenants set forth in Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10 and 2.11 shall terminate as to Investors and be of no further force or effect upon the earliest to occur of: (i) consummation of an IPO in connection with which all of the Preferred Stock of the Company is converted into Common Stock; (ii) when the Company first begins complying with the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act; (iii) upon mutual agreement of such parties as would be required to amend this Agreement; (iv) the closing of any merger transaction or series of related merger transactions (including, without limitation, any reorganization or consolidation) that will result in the Company’s stockholders immediately prior to such transaction holding (by virtue of such shares or securities issued solely with respect thereto) less than a majority of the voting power of the surviving or continuing entity; (v) the sale of all or substantially all of the Company’s assets; and (vi) the liquidation, dissolution or winding up of the Company.

3. Miscellaneous.

3.1. Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this

Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2. Governing Law.

This Agreement and all acts and transactions pursuant hereto shall be governed by, construed and interpreted under the substantive laws of the State of California without regard to the conflict of law provisions thereof.

3.3. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4. Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5. Notices.

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or forty-eight (48) hours after being deposited with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by written notice to the other parties.

3.6. Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing parties as the court shall determine reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such prevailing party may be entitled.

3.7. Amendments and Waivers.

Any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least fifty percent (50%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

3.8. Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9. Aggregation of Stock.

All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement to any Holder.

3.10. Entire Agreement.

This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to its subjects.

3.11. Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

ALTHEADX, INC.

By:	/s/ Francois Ferré

Name:	Francois Ferré

Title:	CEO

Address:	3550 Dunhill Street

San Diego, CA 92121

COMMON HOLDERS:

/s/ Shannon Blalock
Shannon Blalock

/s/ Jorge A. Garces
Jorge A. Garces and Marlene I. Garces Family Trust

/s/ Gregory Hamilton
Hamilton Family Trust, dated Sept. 8, 2011

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

TELEGRAPH HILL PARTNERS SBIC, L.P.
By: Telegraph Hill Partners, SBIC, LLC
Its: General Partner

By:	/s/ Deval Lashkari
Deval Lashkari
Manager

THP AFFILIATES FUND, LLC
By: Telegraph Hill Partners Investment Management, LLC
Its: Manager
By: Telegraph Hill Partners Management Company LLC
Its: Manager

By:	/s/ Deval Lashkari
Deval Lashkari
Manager

TELEGRAPH HILL PARTNERS II, L.P.
By: Telegraph Hill Partners II Investment Management, LLC
Its: General Partner
By: Telegraph Hill Partners Management Company LLC
Its: Manager

By:	/s/ Deval Lashkari
Deval Lashkari
Manager

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

THP II AFFILIATES FUND, LLC
By: Telegraph Hill Partners II Investment Management, LLC
Its: Manager
By: Telegraph Hill Partners Management Company LLC
Its: Manager

By:	/s/ Deval Lashkari
Deval Lashkari
Manager

FRANCOIS FERRÉ & MAGDA MARQUET, CO-TRUSTEES OF THE FRANCOIS FERRÉ & MAGDA MARQUET TRUST, U/D/T DTD AUGUST 1, 1993

By:	/s/ Francois Ferré

Name:	Francois Ferré

Title:	Trustee

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

Schedule of Common Holders

•	Shannon Blalock
•	Jorge A. Garces and Marlene I. Garces Family Trust
•	Hamilton Family Trust, dated Sept. 8, 2011

EXHIBIT B

Schedule of Investors

Investor	Series A Preferred Stock	Series B Preferred Stock
Francois Ferré & Magda Marquet, Co-Trustees of the Francois Ferré & Magda Marquet Trust, U/D/T DTD August 1, 1993	563,138	2,883,712
THP Affiliates Fund, LLC	5,631	10,508
Telegraph Hill Partners II, L.P.	2,315,703	3,291,134
THP II Affiliates Fund, LLC	42,684	60,734
Telegraph Hill Partners SBIC, L.P.	154,300	288,761
Brent Jacobs and Joan Luber Jacobs, Trustees of the Jacobs Trust Agreement dated May 29th, 1996	56,313	0
Vandelay Capital, Inc.	28,156	0
Edgar F. Berner Trust Dated 2/17/89	5,442	0
John A. Berol	56,313	0
Wilson Bullard	438	0
Ernest Chun-Ming Huang	19,517	0
Cameo F. Jones, Trustee of The Tremblay and Jones Family Trust	4,397	0
Ned Prochnow Revocable Trust	10,993	0
Jan Tuttleman	14,078	0
Cyrus Mirsaidi	5,631	0
James B. Glavin and Karen A. Glavin Family Trust	11,204	0
The Scanlan Family Trust	428	0
The Topol Family Trust	56,313	0
Bernadette Robinson	28,156	0
TOTALS	3,378,835	6,534,849